Exhibit 1
(TRANSLATION)
May 8, 2007
Condensed Statements of Financial Results
for the Year Ended March 31, 2007

Company Name:	NIS GROUP CO., LTD. (URL: http://www.nisgroup.jp/)

Stock Exchange Listings:	Tokyo Stock Exchange, First Section (Code: 8571)
New York Stock Exchange (Trading Symbol: NIS)

Location of Head Office:	Tokyo and Ehime

President:	Shinsuke Amiya
Representative Director & Co-CEO

Inquiries:	Akihiro Nojiri
Executive Director & Executive Officer
(Tel: 81-3-3348-2424)

Scheduled Date of Annual Shareholders’ Meeting:	June 23, 2007

Scheduled Filing Date of Annual Financial Report (“Yukashoken-Houkokusho”):	June 25, 2007

Application of GAAP:	Japanese GAAP

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Year Ended March 31, 2007
(Note: All amounts in these financial statements are rounded down to the nearest million yen)
1.	Consolidated Financial Results for the Year Ended March 31, 2007

(1)	Consolidated Operating Results

	Year Ended March 31,
	2007		2006
	Amount	Percentage(3)	Amount	Percentage(3)

	(In millions except percentages)
Operating revenues	¥88,152	44.5%	¥60,991	33.0%
Operating income	10,435	(18.4)	12,784	48.3
Ordinary income	9,323	(27.1)	12,785	48.8
Net income	8	(99.9)	9,033	38.4

	Year Ended March 31,
	2007	2006

	(In yen except percentages)
Net income per share:
Basic	¥0.00	¥6.91
Diluted	0.00	6.50
Return on equity (%)	0.0%	12.4%
Ratio of ordinary income to total assets (%)	2.5	4.4
Ratio of operating income to operating revenues (%)	11.8	21.0

Notes: 1.	Net losses on affiliates accounted for under the equity method were ¥7 million for the year ended March 31, 2007 and ¥60 million for the year ended March 31, 2006.
2.	On April 1, 2006, NIS Group Co., Ltd. completed a 2-for-1 stock split. For figures retroactively adjusted for dilution caused by the stock split, see “Retroactive Adjustments of Per Share Data” on page 5.
3.	The percentages indicated in the rows for operating revenues, operating income, ordinary income and net income represent the rates of increase (decrease) from the respective figures for the previous fiscal year.
(2)	Consolidated Financial Position

	March 31,
	2007	2006

	(In millions except percentages and per share data)
Total assets	¥403,880	¥350,861
Net assets	86,747	79,824
Net worth ratio (%)	20.5%	22.8%
Net assets per share (in yen)	29.01	58.35

Notes: 1.	Net worth (defined as the aggregate of Total Shareholders’ Equity and Total Valuation and Translation Adjustments) was ¥82,664 million as of March 31, 2007.
2.	On April 1, 2006, NIS Group Co., Ltd. completed a 2-for-1 stock split. For figures retroactively adjusted for dilution caused by the stock split, see “Retroactive Adjustments of Per Share Data” on page 5.
(3)	Consolidated Cash Flows

	Year Ended March 31,
	2007	2006

	(In millions)
Net cash used in operating activities	¥(67,357)	¥(89,882)
Net cash used in investing activities	(8,547)	(17,144)
Net cash provided by financing activities	79,728	102,574
Cash and cash equivalents at end of year	27,625	21,105

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Year Ended March 31, 2007
2.	Dividends

	Year Ended March 31,		Year Ending March 31, 2008
	2006	2007	(Forecasts)

Dividend per share:		(In yen)
Half-year dividend	¥1.00	¥0.16	0.23
Year-end dividend	1.10	—	0.23

Full-year dividend	¥2.10	¥0.16	0.46

	Year Ended March 31,
	2006	2007
	(In millions except percentages)
Total year dividends payment	¥2,781	¥455
Dividend payout ratio (%)	30.4%	—%
Ratio of dividends to net assets (%)	3.8	0.5

Year Ending March 31, 2008
(Forecasts)
(In percentage)
Dividend payout ratio (%)	26.3%

Note:	In the above table, “Dividend payout ratio” and “Ratio of dividends to net assets” are calculated based on figures retroactively adjusted for dilution caused by the stock split. For figures retroactively adjusted for dilution caused by the stock split, see “Retroactive Adjustments of Per Share Data” on page 5.
3.	Consolidated Financial Forecasts for the Fiscal Year Ending March 31, 2008

	Six Months Ending September 30, 2007		Year Ending March 31, 2008
	Amount	Percentage (Note)	Amount	Percentage (Note)
	(In millions except percentages)
Operating revenues	¥46,500	22.8%	¥96,500	9.5%
Operating income	4,200	(33.9)	12,500	19.8
Ordinary income	3,500	(43.7)	10,500	12.6
Net income	1,300	—	5,000	—

	Six Months Ending September 30, 2007	Year Ending March 31, 2008
	Amount	Amount
	(In millions except percentages and per share data)
Net income per share (in yen)	0.46	1.75

Note:	The percentages indicated in the rows for operating revenues, operating income, ordinary income and net income represent the rates of increase (decrease) from the respective figures for the corresponding period of the previous fiscal year.
4.	Other
(1)	Changes in Significant Subsidiaries during the Year Ended March 31, 2007 (changes in scope of consolidation of specified subsidiaries): None

(2)	Changes in Accounting Principles and Procedures, Presentation and Other Items Relating to the Preparation of Consolidated Financial Statements (described in “Changes in Significant Items Relating to the Preparation of Consolidated Financial Statements”)

Changes in accordance with amendment of accounting standards: Yes Other changes: None

Note: See “Changes in Significant Items Relating to the Preparation of Consolidated Financial Statements” on page 29 for details.

(3)	Number of Issued Shares of Common Stock

	March 31,
	2007	2006

	(Shares)
Number of issued shares	2,917,887,012	1,406,470,644
Of which treasury stock	68,348,971	40,051,037

Note:	For the number of shares used as the basis for the calculation of consolidated net income per share, see “Per Share Data” on page 33.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Year Ended March 31, 2007
(Reference)     Summary of Non-consolidated Financial Results
1.	Non-consolidated Financial Results for the Year Ended March 31, 2007

(1)	Non-consolidated Operating Results

	Year Ended March 31,
	2007		2006
	Amount	Percentage(2)	Amount	Percentage(2)

	(In millions except percentages)
Operating revenues	¥36,622	7.2%	¥34,152	5.5%
Operating income	1,896	(73.1)	7,056	(6.5)
Ordinary income	4,947	(39.0)	8,109	1.5
Net income	64	(99.1)	6,944	10.6

	Year Ended March 31,
	2007	2006

	(In yen)
Net income per share:
Basic	¥0.02	¥5.32
Diluted	0.02	5.02

Notes: 1.	On April 1, 2006, NIS Group Co., Ltd. completed a 2-for-1 stock split. For figures retroactively adjusted for dilution caused by the stock split, see “Retroactive Adjustments of Per Share Data” on page 5.
2.	The percentages indicated in the rows for operating revenues, operating income, ordinary income and net income represent the rates of increase (decrease) from the respective figures for the previous fiscal year.
(2)	Non-consolidated Financial Position

	March 31,
	2007	2006

	(In millions except percentages and per share data)
Total assets	¥327,891	¥300,715
Net assets	78,820	74,752
Net worth ratio (%)	24.0%	24.9%
Net assets per share (in yen)	27.66	54.65

Notes: 1.	Net worth (defined as the aggregate of Total Shareholders’ Equity and Total Valuation and Translation Adjustments) was ¥78,820 million for the year ended March 31, 2007.
2.	On April 1, 2006, NIS Group Co., Ltd. completed a 2-for-1 stock split. For figures retroactively adjusted for dilution caused by the stock split, see “Retroactive Adjustments of Per Share Data” on page 5.
(Special Note Regarding Forward-looking Statements)
Forward-looking statements in this document reflect our judgment based on the information available at this time. Various factors could cause actual results to differ materially from any of these forward-looking statements. For an explanation of certain factors affecting these forward-looking statements and other related considerations, see “1. Business Performance — 1) Analysis of Business Performance” on page 6 and “1. Business Performance — 4) Business Risk Factors” on page 11.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Year Ended March 31, 2007
Retroactive Adjustments of Per Share Data
Following is a summary of per share data with retroactive adjustments for the past two fiscal years:
(1)	Before retroactive adjustments

	Consolidated			Non-consolidated
	Year Ended March 31,			Year Ended March 31,
Per share data	2005	2006	2007	2005	2006	2007

	(In yen)
Net income per share:
Basic	¥ 12.67	¥ 6.91	¥ 0.00	¥ 12.21	¥ 5.32	¥ 0.02
Diluted	11.53	6.50	0.00	11.20	5.02	0.02
Net assets per share	127.10	58.35	29.01	125.32	54.65	27.66
Half-year dividend per share	1.38	1.00	0.16	1.38	1.00	0.16
Year-end dividend per share (scheduled)	2.50	1.10	(—)	2.50	1.10	(—)

	Consolidated			Non-consolidated
	March 31,			March 31,
	2005	2006	2007	2005	2006	2007

	(Shares)
Number of shares outstanding at end of year	516,981,278	1,366,419,607	2,849,538,041	516,981,278	1,366,419,607	2,849,538,041

If the per share data figures for the year ended March 31, 2007 presented in the Condensed Statements of Financial Results are set to 100, figures retroactively adjusted for dilution caused by stock splits are presented below.
(2)	After retroactive adjustments

	Consolidated			Non-consolidated
	Year Ended March 31,			Year Ended March 31,
Per share data	2005	2006	2007	2005	2006	2007

	(In yen)
Net income per share:
Basic	¥ 2.64	¥ 3.46	¥ 0.00	¥ 2.54	¥ 2.66	¥ 0.02
Diluted	2.40	3.25	0.00	2.33	2.51	0.02
Net assets per share	26.48	29.18	29.01	26.11	27.33	27.66
Half-year dividend per share	0.29	0.50	0.16	0.29	0.50	0.16
Year-end dividend per share (scheduled)	0.52	0.55	(—)	0.52	0.55	(—)

	Consolidated			Non-consolidated
	March 31,			March 31,
	2005	2006	2007	2005	2006	2007

	(Shares)
Number of shares outstanding at end of year	2,481,510,134	2,732,839,214	2,849,538,041	2,481,510,134	2,732,839,214	2,849,538,041

Notes: 1.	Sock splits carried out during the above-mentioned period are as follows:

Date of stock splits	Ratio of stock splits
May 20, 2005	1.2-for-1
November 18, 2005	2-for-1
April 1, 2006	2-for-1

2.	Net income per share is calculated by assuming that all stock splits occurred at the beginning of their respective fiscal years.
3.	Accounting Standards Board Statement No.2, “Accounting Standard Concerning Net Income Per Share”, and Accounting Standards Board Guidance No.4, “Guidance for Accounting Standard Concerning Net Income Per Share” issued by the Accounting Standard Board of Japan on September 25, 2002, were adopted beginning with the year ended March 31, 2007.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Year Ended March 31, 2007
1.	BUSINESS PERFORMANCE

1)	Analysis of Business Performance

For the year ended March 31, 2007, the Japanese economy continued a steady recovery, backed by favorable corporate profitability, despite a slowdown in private consumption growth. However, in the moneylending industry, the business environment has been significantly changing. The Amendment of the Moneylending Business Restriction Law was enacted in an extraordinary Diet session in December 2006. Accordingly, the lowering of the maximum lending rate stipulated by the Contribution Law and the restriction on the total amount of advances per customer are scheduled to become effective in approximately three years.

In this business environment, NIS Group Co., Ltd. (the “Company”) and its consolidated subsidiaries (hereinafter collectively referred to as the “Group”) attempted to further expand business operations and promote efficiency in order to restructure for sustainable growth. In the loan business, the Company reduced interest rates of its financial products and implemented changes in its loan portfolio by shifting its target customers and focusing on secured loans. In addition, the Group prioritized allocation of consolidated managerial resources to growth businesses, such as loan servicing and the real estate business, and also sought to establish a business platform and system to expand its financial business in the People’s Republic of China, centering on the leasing business.

As a result of these efforts, total operating revenues for the year ended March 31, 2007 were ¥88,152 million, an increase of ¥27,160 million, or 44.5%, compared with the previous fiscal year. This is attributable to an increase in interest income and loan origination fees due to an increase in loans receivable centering on real estate financing in the loan business, an increase in revenue from purchased loans and sales of real estate in loan servicing, an increase in revenue from leases and installment loans due to expansion of the leasing business, and an increase in revenue from sales of real estate in the real estate business.

Operating income for the year ended March 31, 2007 was ¥10,435 million, a decrease of ¥2,349 million, or 18.4%, compared with the previous fiscal year. This is attributable to an increase in operating expenses such as costs of purchased loans collected and costs of sales of real estate due to an increase in operating revenues, and an increase in selling, general and administrative expenses due to an increase in loan loss-related costs in the loan business, including ¥3,424 million of additional provision for excess interest repayments and additional provision for loan losses provided for loan principal charged off by excess interest repayments, taking into account the recent status on occurrence of excess interest repayments. Consequently, ordinary income for the year ended March 31, 2007 was ¥9,323 million, a decrease of ¥3,462 million, or 27.1%, compared with the previous fiscal year.

Net income for the year ended March 31, 2007 was ¥8 million, a decrease of ¥9,024 million, or 99.9%, compared with the previous fiscal year, primarily due to the Group recording an adjustment to estimated excess interest repayment-related costs of ¥7,077 million as special losses.

A. Operating Results by Business Segment
I.	Integrated Financial Services
(a)	Loans

The Company and Aprek Co., Ltd., a consolidated subsidiary listed on the JASDAQ Securities Exchange (Code: 8489), engage primarily in secured (real estate finance) and unsecured lending to small and medium-sized enterprises (“SMEs”) in Japan.

From October 1, 2006, the Company reduced its interest rates on all newly originated financial products on a real interest-rate basis. Also, the Group attempted to restructure its loan portfolio by shifting its target customers and promoting secured loans, as well as promoting efficiency through a review of credit screening standard and its branch network, in order to accumulate high-quality loans receivable.

As a result of these efforts, the amount of loans originated for the year ended March 31, 2007 was ¥300,667 million, an increase of ¥93,721 million, or 45.3%, compared with the previous fiscal year, and the total outstanding balance of notes and loans receivable as of March 31, 2007 was ¥257,125 million (including off-balance-sheet securitized loans receivable of ¥43,612 million), an increase of ¥32,884 million, or 14.7%, compared with the end of the previous fiscal year.

(b)	Leasing

In the leasing business, NIS Lease Co., Ltd., a consolidated subsidiary, promoted financial services such as leases and installment loans mainly to meet the capital needs of mid-sized SMEs to expand their businesses. Also, Nissin Leasing (China) Co., Ltd., a consolidated subsidiary, promoted financial services in the People’s Republic of China, centering on direct finance leases for Chinese companies.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Year Ended March 31, 2007
As a results of these efforts, total assets held for leases and installment loans, net of unearned revenue from installment loans, as of March 31, 2007 were ¥13,778 million, an increase of ¥5,142 million, or 59.5%, compared with the end of the previous fiscal year.
(c)	Credit Guarantees

In the credit guarantee business, the Group guarantees secured and unsecured business owner loans receivable and unsecured consumer loans receivable of other companies. The Group utilizes its credit expertise developed through experience in the loan business and the customer base of its alliance companies as well as their brand value. The Group has promoted alliance with regional financial institutions to expand its customer base of mid-sized SMEs, and focused efforts on business expansion and promoting efficiency by pursuing group synergies.

As a result of these efforts, the balance of guaranteed borrowings outstanding after the deduction of reserve for guarantee losses as of March 31, 2007 was ¥17,398 million, an increase of ¥5,177 million, or 42.4%, compared with the balance at the end of the previous fiscal year.

(d)	Securities

In the securities business, NIS Securities Co., Ltd., a consolidated subsidiary, promotes the investment banking business, including advising on initial public offerings as well as providing proposals and offers for funding techniques to listed venture companies and SMEs.
As a result of these efforts, operating revenues from integrated financial services for the year ended March 31, 2007 were ¥46,144 million, an increase of ¥6,017 million, or 15.0%, while operating income from integrated financial services was ¥749 million, a decrease of ¥6,419 million, or 89.5%, compared with the previous fiscal year, due to an increase in selling, general and administrative expenses caused by an increase of loan loss-related costs.

II.	Loan Servicing

Nissin Servicer Co., Ltd., a consolidated subsidiary listed on the Mothers market of the Tokyo Stock Exchange (Code: 8426), promoted the acquisition of specific money claims through a proactive approach to financial institutions, efficient collection activities which take into consideration the customers’ revitalization efforts and profitability, and enhancement of real estate-related revitalization businesses.

As a result of these efforts, the total balance of purchased loans receivable and real estate for sale in loan servicing as of March 31, 2007 were ¥51,004 million, an increase of ¥20,839 million, or 69.1%, compared with the previous fiscal year. Operating revenues from loan servicing for the year ended March 31, 2007 were ¥31,754 million, an increase of ¥14,109 million, or 80.0%, and operating income from loan servicing was ¥6,185 million, an increase of ¥1,190 million, or 23.8%, compared with the previous fiscal year, respectively.

III.	Real Estate Business

The Group, primarily through NIS Property Co., Ltd., a consolidated subsidiary, acquires real estate through the expansion of its network of property information and engages in enhanced asset management and sales promotion in order to improve the value of real estate holdings and investment efficiency. As a result of these efforts, the total balance of real estate for sale and real estate under construction for sale in the real estate business as of March 31, 2007 was ¥26,598 million, an increase of ¥17,491 million, or 192.1%, compared with the end of the previous fiscal year. Operating revenues from the real estate business for the year ended March 31, 2007 were ¥10,008 million, an increase of ¥7,031 million, or 236.3%, compared with the previous fiscal year, and operating income from the real estate business was ¥3,081 million, an increase of ¥2,891 million, compared to operating income of ¥189 million for the previous fiscal year.

IV.	Other Businesses

Operating revenues from other businesses for the year ended March 31, 2007 were ¥245 million, an increase of ¥1 million or 0.7%, and operating losses from other businesses were ¥404 million, an increase of ¥343 million, or 560.7%, compared with the previous fiscal year, respectively.
As stated in “8) Notes to Consolidated Financial Statements — Segment Information,” the Group changed its classification of business segments and, accordingly, the information above is based on the financial results under the current business segments after the change.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Year Ended March 31, 2007
B. Forecast for the year ending March 31, 2008

With respect to forecasts for the fiscal year ending March 31, 2008, while it is expected that the business climate will continue to slowly improve as a result of improvements in corporate revenues and an escalation in capital expenditure, the business environment for the moneylending industry is expected to become more severe as a result of a rise in interest rates and the amendments to the Moneylending Business Restriction Law and other reasons.

In response such circumstances and in order to further speed up the policies that the Group has been following to date of promoting business diversification and stabilizing profitability through efficient allocation of managerial resources, the Group intends to address such matters as reform of its loan portfolio through focusing on secured and unsecured loans to mid-sized SMEs, improvement on investment efficiency through further expanding its information network in loan servicing and the real estate business, expansion of leasing business in the People's Republic of China, and enhancement of business functions in the investment banking business.

Accordingly, based on the above, consolidated financial results for the fiscal year ending March 31, 2008 are forecasted to be as follows: operating revenues are expected to be ¥96,500 million; ordinary income is expected to be ¥10,500 million; and net income is expected to be ¥5,000 million.
2)	Consolidated Financial Position
I.	Assets, Liabilities and Net assets

As of March 31, 2007, total assets were ¥403,880 million, an increase of ¥53,018 million, or 15.1%, net assets were ¥86,747 million, an increase of ¥4,515 million, or 5.5%, and net worth ratio was 20.5%, a decrease of 2.3 points, compared with the end of the previous fiscal year, respectively. Net worth is defined as the aggregate of Total Shareholders’ Equity and Total Valuation and Translation Adjustments as set forth on our consolidated balance sheets.

(Assets)
As of March 31, 2007, total assets were ¥403,880 million, an increase of ¥53,018 million, or 15.1%, compared with the end of the previous fiscal year. This is mainly attributable to an increase of ¥17,491 million, or 192.1%, in the balance of real estate for sale and real estate under construction for sale in the real estate business to ¥26,598 million, compared with the end of the previous fiscal year, due to an expansion of the real estate business and change in scope of consolidation concerning investment associations, as well as an increase of ¥20,839 million, or 69.1%, in the total balance of purchased loans receivable and real estate for sale in loan servicing to ¥51,004 million, compared with the end of the previous fiscal year, due to an expansion of the servicing business. This was despite a decrease of ¥10,727 million, or 4.8%, in the balance of notes and loans receivable to ¥213,512 million, compared with the end of the previous fiscal year, due to the off-balance-sheet securitization of loans receivable of ¥43,612 million.
(Liabilities)
Total liabilities were ¥317,132 million, an increase of ¥48,503 million, or 18.1%, compared with the end of the previous fiscal year. This increase is mainly attributable to an increase of ¥47,331 million, or 19.2%, in the total interest-bearing debt to ¥294,014 million, compared with the end of the previous fiscal year, due to an increase of operational assets.
(Net Assets)
Net assets were ¥86,747 million, an increase of ¥4,515 million, or 5.5%, compared with the end of the previous fiscal year. This is mainly attributable to an increase of ¥9,002 million, or 32.9%, in total amount of common stock and additional paid-in capital to ¥36,371 million, compared with the end of the previous fiscal year, due to factors such as a new share issuance through a third-party allotment to Sumitomo Mitsui Banking Corporation and conversions of convertible bonds. This was also due to low net income for the year ended March 31, 2007 of ¥8 million including as a result of loan-related costs (including excess interest repayment-related costs), as well as unrealized losses on investment securities of ¥302 million as of March 31, 2007, a decrease of ¥4,795 million, or 94.1%, compared to unrealized gains on investment securities as of the end of the previous fiscal year, due to a decline in the prices of shares held.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Year Ended March 31, 2007
II.	Cash Flows

As of March 31, 2007, cash and cash equivalents (“cash”) were ¥27,625 million, an increase of ¥6,519 million, compared with the end of the previous fiscal year. Overviews of cash flows are as follows:

(Cash Flows from Operating Activities)
Net cash used in operating activities for the year ended March 31, 2007 was ¥67,357 million, compared to ¥89,882 million used for the previous fiscal year. Cash used during the year ended March 31, 2007 mainly comprised ¥51,226 million used in net origination of notes and loans receivable, compared to ¥80,891 million used for the previous fiscal year, ¥6,706 million used in net acquisition of purchased loans receivable, compared to ¥10,187 million used for the previous fiscal year, ¥8,667 million used in acquisition of real estate for sale and real estate under construction for sale in the real estate business, and ¥11,845 million used in acquisition of real estate for sale in loan servicing, while income before income taxes and minority interest was ¥2,754 million, compared to ¥16,311 million for the previous fiscal year.
(Cash Flows from Investing Activities)
Net cash used in investing activities for the year ended March 31, 2007 was ¥8,547 million, compared to ¥17,144 million used for the previous fiscal year. Cash used during the year ended March 31, 2007 mainly comprised ¥2,490 million used in net acquisition of investment securities, compared to ¥10,712 million used for the previous fiscal year.
(Cash Flows from Financing Activities)
Net cash provided by financing activities for the year ended March 31, 2007 was ¥79,728 million, compared to ¥102,574 million provided for the previous fiscal year. Cash provided during the year ended March 31, 2007 mainly comprised ¥39,985 million provided by net proceeds from interest-bearing debt, compared to ¥99,243 million provided for the previous fiscal year, and ¥7,910 million provided by proceeds from issuance of new shares.
(Reference) Trends in Cash Flow-Related Indices

	March 31,
	2003	2004	2005	2006	2007

Net worth ratio (%)	22.0	25.9	29.1	22.8	20.5
Net worth ratio (on market value base, %)	30.1	51.6	68.5	100.5	49.4
Maturity of borrowings (years)	7.6	7.2	13.7	33.7	16.2
Interest coverage ratio (X)	5.4	5.8	3.7	2.7	4.3

•	Net worth ratio: net worth / total assets
•	Net worth ratio (on market value basis): total market value (at year-end market price) / total assets
•	Maturity of borrowings: interest-bearing debt / operating cash flows
•	Interest coverage ratio: operating cash flows / interest payments

Notes: 1.	Ratios presented above are derived from our consolidated financial statements.
2.	Operating cash flows are cash flows from operating activities presented in our consolidated statements of cash flows excluding inflows and outflows from loan originations and other.
3.	Interest-bearing debt is total borrowings with interest presented on our consolidated balance sheets. The interest payments are amount of interest paid presented in our consolidated statements of cash flows.
4.	Net worth is defined as the aggregate of Total Shareholders’ Equity and Total Valuation and Translation Adjustments as set forth on our consolidated balance sheets.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Year Ended March 31, 2007
3)	Basic Policies Concerning Distribution of Earnings and Dividends for the Years Ended/Ending March 31, 2007 and 2008

The Company has focused on returns to shareholders as a top-priority issue. As our dividend policy, we strive to maintain stable dividend payments at a target dividend payout ratio of 30% on a consolidated earnings basis, taking into consideration economic and financial circumstances, industry trends, and our consolidated financial position and business performance.

With regards to the use of retained earnings, we utilize this reserve to establish new business models and make strategic investments for further growth in order to contribute to improved corporate value.

Based on the abovementioned policy, the Group has decided to make an annual dividend payment of ¥0.16 per share (consisting of a half-year dividend of ¥0.16 and no year-end dividend) for the year ended March 31, 2007.

With regard to distribution of earnings from the fiscal year ending March 31, 2008 onwards, our intention is to adhere to our abovementioned basic policy. However, in making such calculations, the Group will omit any outflow to third parties from distributions by subsidiaries. Accordingly, dividends for the fiscal year ending March 31, 2008 are forecasted to be ¥0.23 for the semi-annual period and ¥0.23 for the year end, for a total annual dividend of ¥0.46.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Year Ended March 31, 2007
4)	Business Risk Factors

Certain risks that affect our business results, stock price and financial position are discussed below.

In addition, theses materials contain forward-looking statements about our industry, our business, our plans and objectives, our financial condition and our results of operations that are based on our current expectations, assumptions, estimates and projections as of the date of filing of this earnings release (“kessan tanshin”) in Japan. These statements discuss future expectations, identify strategies, discuss market trends, contain projections of results of operations or of financial condition, or state other forward-looking information.

Our business results and these forward-looking statements are subject to various risks and uncertainties. Known and unknown risks, uncertainties and other factors could cause our actual results to differ materially from and be worse than those contained in or suggested by any forward-looking statement. We cannot promise that our expectations, projections, anticipated results or other information expressed in or underlying these forward-looking statements will turn out to be correct.
1.	Risks related to the business environment
(a)	Weak economic conditions
(b)	Intensified customer acquisition competition by entry of major financial institutions and IT companies
(c)	Misconduct by an employee or director, or negative publicity for our industry
2.	Risks related to Laws and Regulations
(a)	Regulations under Japanese law
i)	Regulations concerning the loan business
•	Regulations concerning interest rates
•	Regulations concerning loan operations
ii)	The Special Measures Law concerning the Claims Servicing Business
iii)	The Installment Sales Law
iv)	The Securities and Exchange Law
v)	Other related regulations
(b)	Regulations under U.S. law
(c)	Amendments to current laws and the growing variety of legal means with which our customers can seek protection from creditors
3.	Business risks
(a)	Funding and market interest rates
(b)	Claims for excess interest repayments
(c)	Reliability of our information or technological systems and networks
(d)	Influence on important decisions by the Chairman and Representative Director and his family
(e)	Risks in our operating assets portfolio
(f)	Condition and liquidity in stock markets
(g)	Strategic alliances and joint ventures to acquire new customers
(h)	Economic trends and liquidity in real estate-related businesses

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Year Ended March 31, 2007
2.	CORPORATE GROUP
The NIS Group corporate group, comprised of NIS Group Co., Ltd and its 54 subsidiaries and 10 affiliates accounted for under the equity method, provides integrated financial services as its core business. Information about the members of the Group is given below:

Business Segment	Business Category	Company Name	Business Description

Integrated Financial Services	Business owner loans	Aprek Co., Ltd., a consolidated subsidiary	Provider of unsecured and secured loans
		NIS Group Co., Ltd.	Provider of unsecured loans, secured loans, and real estate finance
	Consumer loans		Credit guarantees in connection with unsecured and secured loans to business owners and consumers
Credit guarantees
		NIS Lease Co., Ltd., a consolidated subsidiary	Accounts receivable guarantees and credit guarantees in connection with real estate rentals

	Leasing		Provider of leases, installment loans, and rentals in Japan
		Nissin Leasing (China) Co., Ltd., a consolidated subsidiary	Provider of leases, installment loans, and rentals in the People’s Republic of China
	Securities	NIS Securities Co., Ltd., a consolidated subsidiary	Investment banking

Loan Servicing	Loan servicing	Nissin Servicer Co., Ltd., a consolidated subsidiary	Acquisition, collection and collection services of specific money claims

		J One Investments Co., Ltd., a consolidated subsidiary 19 other consolidated subsidiaries and 7 affiliates accounted for under the equity method	Acquisition and joint acquisition of specific money claims, etc.

Real Estate Business	Real estate business	NIS Property Co., Ltd., a consolidated subsidiary 15 other consolidated subsidiaries and an affiliate accounted for under the equity method	Real estate development, real estate transactions and asset management

Other Businesses	Other businesses	Araigumi Co., Ltd., an affiliate accounted for under the equity method 13 consolidated subsidiaries and another affiliate accounted for under the equity method	General contracting, business owner support services and other businesses

Notes: 1.	The equity method is no longer applied to Shinsei Business Finance Co., Ltd. and Chuo Mitsui Finance Service Co., Ltd., former affiliates accounted for under the equity method, since the Group’s equity interest became less than 20% on April 14, 2006 and February 22, 2007, respectively.
2.	The equity method is not applied to Webcashing.com Co., Ltd., a former affiliate accounted for under the equity method, following the sale of all the shares held by the Group on September 5, 2006.
3.	Araigumi Co., Ltd. became an affiliate accounted for under the equity method after the Company subscribed to a third-party allotment of new shares on December 26, 2006.
4.	The definition of affiliate was changed in accordance with an amendment of the relevant accounting standard.
5.	Nissin Servicer Co., Ltd. is listed on the Mothers Market of the Tokyo Stock Exchange. Aprek Co., Ltd. is listed on the JASDAQ Securities Exchange. Araigumi Co., Ltd. is listed on the Tokyo Stock Exchange, First Section and the Osaka Securities Exchange, First Section.
6.	In the above table, Nissin Servicer Co., Ltd. and Nissin Leasing (China) Co., Ltd. are specified subsidiaries.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Year Ended March 31, 2007
Our business flow chart is shown below:

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Year Ended March 31, 2007
3.	MANAGEMENT POLICIES

1)	Basic Management Policies

With “innovation,” “familiarity” and “trust” as corporate mottos, the management principle for the Group is to contribute to the formulation of an affluent society through honest sales activities and management integrity in a fair competitive market, based on a spirit of respect for human dignity. In addition, the Group’s basic policy is to grow and develop together with all of its shareholders by flexibly and rapidly responding to changes in its business environment, as well as anticipating various needs of mid-sized SMEs.

We place importance in the Group on the enhancement of our social significance in order to improve corporate value. Based on this recognition, we aim to be a “Vision Support Company” that supports and achieves the vision of mid-sized SMEs through various services.

2)	Management Objectives

In order to enhance our corporate value, the Group focuses on achieving proper balance between net worth ratio and return on shareholder’s equity, or ROE.

3)	Medium to Long-Term Management Strategy

Following the amendments to the Moneylending Business Restriction Law and substantial changes in the management environment, the Group has broken away from a business model centered on financing for domestic SMEs, and is seeking to achieve further growth and profit performance by further devoting management efforts to four business segments, namely, real estate-related business, China-related business, investment banking business and loan servicing, in order to transform itself into a comprehensive non-bank financial services provider that can respond to the various needs of mid-sized SMEs. In addition, the Group will work on improving its financial position and controlling risk and return through strengthening integrated risk management. The Group also aspires to be the most profitable non-bank financial services provider in Japan by improving its brand image and bolstering its approach to compliance in accordance with its status as a company listed on the New York Stock Exchange.

4)	Challenges for the Group

In order to accomplish above, the Group is undertaking the following: (1) structural reinforcement through internal controls and personnel placement as well as cultivation of personnel by upgrading and expanding the internal education program; (2) setting up a risk management system that cuts across the Group by establishing a Risk Management division (in April 2007) and improving the Group’s financial base and controlling risk and return by means of measurement of risk; (3) further strengthening the Group’s approach to compliance by (i) making added improvements to the internal control system based upon the provisions of the Sarbanes-Oxley Act, (ii) clarifying the responsibilities and authorities of both the management and supervisory roles with those of operational execution functions through the executive officer system, (iii) appointment of outside directors, and (iv) reinforcing the Group’s management surveillance capability by establishing a compliance committee.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Year Ended March 31, 2007

4.	CONSOLIDATED FINANCIAL STATEMENTS
1)	Consolidated Balance Sheets

	March 31,
	2006		2007		Change
		Percentage of		Percentage of
	Amount	Total Assets	Amount	Total Assets	Amount

	(In millions except percentages)
ASSETS:
Current Assets:
Cash and deposits	¥22,788		¥28,321		¥5,533
Notes and loans receivable	224,240		213,512		(10,727)
Purchased loans receivable	24,038		31,565		7,526
Real estate for sale in loan servicing	—		19,439		19,439
Real estate for sale and real estate under construction for sale in the real estate business	—		26,598		26,598
Deferred tax assets	1,973		2,446		472
Other	31,142		37,178		6,036
Allowance for loan losses	(9,572)		(14,729)		(5,157)

Total Current Assets	294,611	84.0%	344,332	85.3%	49,721

Fixed Assets:
Tangible fixed assets
Buildings and structures	1,499		1,977
Accumulated depreciation	864		895

	634		1,082		447

Equipments	539		699
Accumulated depreciation	319		318

	219		381		161

Assets held for leases	5,149		7,537
Accumulated depreciation	1,151		2,450

	3,997		5,086		1,089

Land	825		1,919		1,093

Total tangible fixed assets	5,677	1.6	8,469	2.1	2,792

Intangible fixed assets	2,458	0.7	2,390	0.6	(68)

Investments and other assets:
Investment securities	34,501		36,009		1,507
Bankrupt and delinquent loans receivable	4,611		8,496		3,885
Deferred tax assets	112		3,565		3,453
Other	12,755		7,964		(4,790)
Allowance for loan losses	(3,866)		(7,347)		(3,481)

Total investments and other assets	48,114	13.7	48,688	12.0	573

Total Fixed Assets	56,250	16.0	59,548	14.7	3,297

Total Assets	¥350,861	100.0%	¥403,880	100.0%	¥53,018

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Year Ended March 31, 2007

	March 31,
	2006		2007		Change
		Percentage of		Percentage of
		Total Liabilities,		Total Liabilities,
		Minority Interest		Minority Interest
		and Shareholders’		and Shareholders’
	Amount	Equity	Amount	Equity	Amount

	(In millions except percentages)
LIABILITIES:
Current Liabilities:
Accounts payable	¥345		¥771		¥425
Short-term borrowings	25,782		55,396		29,613
Current portion of long-term borrowings	58,384		83,192		24,807
Current portion of bonds	1,860		8,460		6,600
Current portion of convertible bonds	822		—		(822)
Commercial paper	30,000		27,100		(2,900)
Accrued income taxes	6,088		3,714		(2,374)
Accrued bonuses for employees	751		686		(64)
Accrued bonuses for directors	—		81		81
Accrued retirement benefits for employees	265		—		(265)
Reserve for guarantee losses	629		1,065		436
Reserve for losses on excess interest repayments	590		—		(590)
Other	9,815		10,784		968

Total Current Liabilities	135,335	38.6%	191,251	47.4%	55,916

Long-term Liabilities:
Bonds	26,290		33,280		6,990
Long-term borrowings	81,873		59,628		(22,245)
Asset-backed securities	21,669		26,957		5,287
Deferred tax liabilities	2,855		254		(2,600)
Accrued retirement benefits for directors	381		379		(2)
Reserve for losses on excess interest repayments	—		4,952		4,952
Other	154		360		205

Total Long-term Liabilities	133,225	38.0	125,812	31.1	(7,413)

Statutory Reserve:
Reserve for securities transactions	68		68		—

Total Statutory Reserve	68	0.0	68	0.0	—

Total Liabilities	268,629	76.6	317,132	78.5	48,503

MINORITY INTEREST:
Minority interest	2,407	0.6	—	—	—

SHAREHOLDERS’ EQUITY:
Common Stock	11,848	3.4	—	—	—
Additional paid-in Capital	15,519	4.4	—	—	—
Retained Earnings	49,040	14.0	—	—	—
Unrealized Gains on Investment Securities	5,097	1.5	—	—	—
Foreign Currency Translation Adjustments	150	0.0	—	—	—
Treasury Stock	(1,833)	(0.5)	—	—	—

Total Shareholders’ Equity	79,824	22.8	—	—	—

Total Liabilities, Minority Interest and Shareholders’ Equity	¥350,861	100.0%	¥—	—%	¥—

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Year Ended March 31, 2007

	March 31,
	2006		2007		Change
		Percentage of		Percentage of
		Total Liabilities		Total Liabilities
	Amount	and Net Assets	Amount	and Net Assets	Amount

	(In millions except percentages)
NET ASSETS:
Shareholders’ Equity:
Common stock	¥—	—%	¥16,289	4.0%	¥—
Additional paid-in capital	—	—	20,081	5.0	—
Retained earnings	—	—	47,196	11.7	—
Treasury stock	—	—	(1,565)	(0.4)	—

Total Shareholders’ Equity	—	—	82,002	20.3	—

Valuation and Translation Adjustments:
Unrealized gains on investment securities	—	—	302	0.1	—
Deferred losses on hedging instruments	—	—	(0)	(0.0)	—
Foreign currency translation adjustments	—	—	360	0.1	—

Total Valuation and Translation Adjustments	—	—	662	0.2	—

Issuance of Stock Acquisition Rights	—	—	114	0.0	—
Minority Interest	—	—	3,968	1.0	—

Total Net Assets	—	—	86,747	21.5	—

Total Liabilities and Net Assets	¥—	—%	¥403,880	100.0%	¥—

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Year Ended March 31, 2007

2)	Consolidated Statements of Income

	Year Ended March 31,
	2006		2007		Change
		Percentage		Percentage
		of Total		of Total
		Operating		Operating
	Amount	Revenues	Amount	Revenues	Amount	Percentage

	(In millions except percentages)
Operating Revenues	¥60,991	100.0%	¥88,152	100.0%	¥27,160	44.5%
Operating Expenses	19,256	31.6	36,861	41.8	17,605	91.4

Operating Revenues, net	41,735	68.4	51,290	58.2	9,555	22.9
Selling, General and Administrative Expenses	28,950	47.4	40,855	46.4	11,904	41.1

Operating Income	12,784	21.0	10,435	11.8	(2,349)	(18.4)

Other Income:
Interest income from securities	1		7
Interest and dividends	107		123
Guarantee fees received (other)	20		44
Income from investment funds	699		507
Fees received from stock loaned	89		—
Other	85		43

Total Other Income	1,005	1.6	726	0.8	(278)	(27.7)

Other Expenses:
Interest expenses on borrowings (other)	411		901
Stock issuance-related costs	—		166
Stock issuance costs	115		—
Bond issuance costs	92		89
Securitization facility costs	54		471
Equity losses on affiliates accounted for under the equity method, net	60		7
Syndicated loan borrowing costs	62		—
Provision for loan losses	127		22
Other	79		179

Total Other Expenses	1,004	1.6	1,838	2.0	834	83.1

Ordinary Income	12,785	21.0	9,323	10.6	(3,462)	(27.1)

(Continued)

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Year Ended March 31, 2007

	Year Ended March 31,
	2006		2007		Change
		Percentage		Percentage
		of Total		of Total
		Operating		Operating
	Amount	Revenues	Amount	Revenues	Amount	Percentage

	(In millions except percentages)
(Continued)
Special Gains:
Gains on sales of fixed assets	1		2
Gains on sales of investment securities	4,170		1,246
Gains on sales of subsidiaries and affiliates	—		457
Gains on change in equity interest, net	—		220
Other	—		68

Total Special Gains	4,171	6.8	1,994	2.2	(2,176)	(52.2)

Special Losses:
Losses on sales of fixed assets	2		—
Losses on disposal of fixed assets	15		54
Losses on impairment of fixed assets	—		143
Losses on sales of investment securities	2		105
Impairment of investment securities	337		1,128
Losses on change in equity interest, net	43		—
Losses on relocation of offices	45		6
Losses on sales of accounts receivable	189		—
Adjustment to estimated excess interest repayment-related costs	—		7,077
Provision for loan losses	—		44
Other	9		4

Total Special Losses	645	1.1	8,563	9.7	7,918	—

Income Before Income Taxes and Minority Interest	16,311	26.7	2,754	3.1	(13,557)	(83.1)

Income Taxes:
Current	7,674		5,776
Deferred	(992)		(3,252)

Total Income Taxes	6,682	10.9	2,523	2.9	(4,158)	(62.2)

Minority Interest	596	1.0	221	0.2	(374)	(62.8)

Net Income	¥9,033	14.8%	¥8	0.0%	¥(9,024)	(99.9)%

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Year Ended March 31, 2007

3)	Consolidated Statements of Retained Earnings

Year Ended March 31,
2006
Amount

(In millions)
ADDITIONAL PAID-IN CAPITAL:
Additional Paid-in Capital at Beginning of Year	¥10,465
Increase of Additional Paid-in Capital:
Stock issuance from exercise of stock acquisition rights	4,050
Gains on sales of treasury stock	1,004

Total Increase of Additional Paid-in Capital	5,054

Additional Paid-in Capital at End of Year	15,519

RETAINED EARNINGS:
Retained Earnings at Beginning of Year	42,659
Increase in Retained Earnings:
Net income	9,033

Total Increase in Retained Earnings	9,033
Decrease in Retained Earnings:
Cash dividends	2,571
Directors’ bonuses	80

Total Decrease in Retained Earnings	2,651

Retained Earnings at End of Year	¥49,040

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Year Ended March 31, 2007

4)	Consolidated Statement of Changes in Net Assets

(April 1, 2006 ~ March 31, 2007)

	Shareholders’ Equity
		Additional			Total
	Common	Paid-in	Retained	Treasury	Shareholders’
	stock	Capital	Earnings	Stock	Equity

	(In millions)
Balance as of March 31, 2006	¥11,848	¥15,519	¥49,040	¥(1,833)	¥74,576

Changes in items for the year ended March 31, 2007:
Stock issuance	4,440	4,333	—	—	8,774
Full-year cash dividends (Note)	—	—	(1,503)	—	(1,503)
Half-year cash dividends	—	—	(455)	—	(455)
Directors’ bonuses (Note)	—	—	(98)	—	(98)
Net income	—	—	8	—	8
Purchases of treasury stock	—	—	—	(0)	(0)
Sales of treasury stock	—	228	—	268	496
Decrease in affiliates accounted for under the equity method	—	—	228	—	228
Increase in consolidated subsidiaries	—	—	(24)	—	(24)
Net changes in items other than shareholders’ equity	—	—	—	—	—

Total changes for the year ended March 31, 2007	4,440	4,561	(1,844)	268	7,426

Balance as of March 31, 2007	¥16,289	¥20,081	¥47,196	¥(1,565)	¥82,002

	Valuation and Translation Adjustments
	Unrealized	Deferred	Foreign	Total	Issuance of
	Gains (Losses)	Losses on	Currency	Valuation and	Stock
	on Investment	Hedging	Translation	Translation	Acquisition	Minority	Total Net
	Securities	Instruments	Adjustments	Adjustments	Rights	Interest	Assets

	(In millions)
Balance as of March 31, 2006	¥5,097	¥—	¥150	¥5,248	¥—	¥2,407	¥82,232

Changes in items for the year ended March 31, 2007:
Stock issuance	—	—	—	—	—	—	8,774
Full-year cash dividends (Note)	—	—	—	—	—	—	(1,503)
Half-year cash dividends	—	—	—	—	—	—	(455)
Directors’ bonuses (Note)	—	—	—	—	—	—	(98)
Net income	—	—	—	—	—	—	8
Purchases of treasury stock	—	—	—	—	—	—	(0)
Sales of treasury stock	—	—	—	—	—	—	496
Decrease in affiliates accounted for under the equity method	—	—	—	—	—	—	228
Increase in consolidated subsidiaries	—	—	—	—	—	—	(24)
Net changes in items other than shareholders’ equity	(4,795)	(0)	210	(4,586)	114	1,561	(2,910)

Total changes for the year ended March 31, 2007	(4,795)	(0)	210	(4,586)	114	1,561	4,515

Balance as of March 31, 2007	¥302	¥(0)	¥360	¥662	¥114	¥3,968	¥86,747

Note:	The amounts of full-year cash dividends and directors’ bonuses presented above are items of appropriation of earnings resolved at the 47th Annual Shareholders’ Meeting held on June 24, 2006.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Year Ended March 31, 2007

5)	Consolidated Statements of Cash Flows

	Year Ended March 31,
	2006	2007	Change
	Amount	Amount	Amount	Percentage

	(In millions except percentages)
Operating Activities:
Income before income taxes and minority interest	¥16,311	¥2,754	¥(13,557)
Depreciation and amortization	1,417	1,954	537
Amortization of consolidation account adjustments	(26)	—	26
Increase in allowance for loan losses	1,615	8,638	7,023
Increase in reserve for losses on excess interest repayments	590	4,362	3,772
Increase (decrease) in accrued retirement benefits for employees	4	(265)	(270)
Increase (decrease) in accrued bonuses for employees	57	(64)	(122)
Increase in accrued bonuses for directors	—	81	81
Interest income on deposits and dividends	(113)	(881)	(767)
Interest expenses	2,836	4,435	1,599
Gains on sales of fixed assets	(1)	(2)	(1)
Losses on sales of fixed assets	2	—	(2)
Losses on disposal of fixed assets	15	54	38
Gains on sales of investment securities	(4,170)	(1,246)	2,924
Losses on sales of investment securities	2	105	102
Impairment of investment securities	337	1,128	790
Charge-offs of loans receivable	8,785	11,365	2,580
Losses (gains) on change in equity interest	43	(220)	(263)
Increase in interest receivable	(166)	(116)	50
Increase (decrease) in advanced interest received	68	(43)	(111)
Directors’ bonuses	(83)	(105)	(21)
Other	(17,269)	(2,391)	14,878

Sub-total	10,254	29,541	19,287	188.1%

Interest on deposits and dividends received	113	881	768
Interest paid	(2,750)	(4,184)	(1,433)
Income taxes paid	(2,301)	(8,118)	(5,817)

Sub-total	5,315	18,120	12,805	240.9

Loan originations	(206,946)	(300,667)	(93,721)
Collections of loans receivable	126,054	249,441	123,386
Loans purchased	(17,853)	(19,579)	(1,725)
Collections of purchased loans	6,955	12,871	5,916
Proceeds from sales of purchased loans	711	—	(711)
Purchases of assets held for leases	(2,973)	(2,929)	43
Increase in installment loans, net	(1,146)	(4,102)	(2,955)
Increase in real estate for sale in loan servicing, net	—	(11,845)	(11,845)
Increase in real estate for sale and real estate under construction for sale in real estate business, net	—	(8,667)	(8,667)

Net cash used in operating activities	(89,882)	(67,357)	22,525	(25.1)

(Continued)

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Year Ended March 31, 2007

	Year Ended March 31,
	2006	2007	Change
	Amount	Amount	Amount	Percentage

	(In millions except percentages)
(Continued)
Investing Activities:
Time deposits	(0)	(470)	(470)
Proceeds from withdrawal of time deposits	5	20	15
Purchases of tangible fixed assets	(183)	(1,997)	(1,813)
Proceeds from sales of tangible fixed assets	5	12	7
Purchases of intangible fixed assets	(216)	(342)	(126)
Purchases of investment securities	(16,253)	(7,798)	8,454
Proceeds from sales of investment securities	5,540	1,713	(3,827)
Proceeds from redemption of investment securities	—	3,595	3,595
Net decrease in cash from acquisition of new subsidiaries	(554)	—	554
Purchases of other investment in affiliates	—	(1,000)	(1,000)
Proceeds from redemption of other investment in affiliates	—	20	20
(Payments for) proceeds from capital contributions	(5,808)	844	6,653
Proceeds from sales of subsidiaries and affiliates	—	740	740
Purchase of subsidiaries and affiliates	—	(2,730)	(2,730)
Other	321	(1,155)	(1,476)

Net cash used in investing activities	(17,144)	(8,547)	8,596	(50.1)

Financing Activities:
Deposits of restricted cash in banks	(1,662)	(3,482)	(1,820)
Proceeds from withdrawal of restricted cash in banks	418	4,784	4,366
Proceeds from short-term borrowings	95,088	271,975	176,887
Repayments of short-term borrowings	(79,843)	(242,367)	(162,523)
Proceeds from commercial paper	65,900	123,600	57,700
Repayments for redemption of commercial paper	(39,400)	(126,500)	(87,100)
Proceeds from long-term borrowings	95,605	65,169	(30,435)
Repayments of long-term borrowings	(66,362)	(70,631)	(4,269)
Proceeds from bonds	18,407	15,410	(2,996)
Payments for redemption of bonds	(5,060)	(1,958)	3,102
Increase in asset-backed securities	19,912	19,440	(472)
Decrease in asset-backed securities	(5,002)	(14,152)	(9,149)
Cash collateral from share lending agreement	11,800	5,100	(6,700)
Redemption of cash collateral from share lending agreement	(7,300)	(7,960)	(660)
Increase in long-term deposits	(402)	(385)	16
Decrease in long-term deposits	293	491	197
Proceeds from issuance of new shares	—	7,910	7,910
Proceeds from issuance of new shares by subsidiaries	57	1,543	1,486
Dividends paid	(2,566)	(1,939)	627
Proceeds from securitization of loans receivable	—	33,402	33,402
Dividends paid to minority interest	(99)	(211)	(112)
Purchases of treasury stock	(2)	(0)	2
Proceeds from sales of treasury stock	2,211	496	(1,715)
Other	583	(7)	(590)

Net cash provided by financing activities	102,574	79,728	(22,846)	(22.3)

Effect of exchange rate changes on cash and cash equivalents	181	212	30	16.8
Net (decrease) increase in cash and cash equivalents	(4,271)	4,035	8,306	(194.5)
Cash and cash equivalents at beginning of year	25,376	21,105	(4,271)	(16.8)
Net increase in cash and cash equivalents from newly-consolidated subsidiaries at beginning of year	—	2,484	2,484	—

Cash and cash equivalents at end of year	¥21,105	¥27,625	¥6,519	30.9%

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statement for the Year Ended March 31, 2007
6)	Significant Items Relating to the Preparation of Consolidated Financial Statements
(1)	Scope of Consolidation

All subsidiaries are consolidated.

1.	Number of consolidated subsidiaries:	54 companies

2.	Names of consolidated subsidiaries:	Nissin Servicer Co., Ltd., NIS Securities Co., Ltd. , Nissin Leasing (China) Co., Ltd., NIS Lease Co., Ltd., NIS Property Co., Ltd., NIS Real Estate Co., Ltd., Nissin Insurance Co., Ltd., Bird’s Eye Technological Investment Corporation, Woodnote Corporation, Aprek Co., Ltd., NIS Construction Co., Ltd. and 43 other companies

3.	CN Investments Co., Ltd., previously a consolidated subsidiary, became an affiliate accounted for under the equity method since the Group sold a part of its equity interest.

4.	15 companies, including NIS Construction Co., Ltd., were newly established and became consolidated subsidiaries during the year ended March 31, 2007. According to the Practical Issues Task Force (“PITF”) No. 20 “Practical Solution on Application of Control Criteria and Influence Criteria to Investment Associations” issued by the Accounting Standard Board of Japan (“ASBJ”) on September 8, 2006, the Group changed its accounting policy regarding the scope of consolidation in order to apply the effective control method more strictly to its investment associations. As a result of adoption of PITF No. 20, 20 investment associations, including Nishi-Shinjuku Investments Co., Ltd., were consolidated into the Group during the year ended March 31, 2007.

As a result of this change in accounting policy, compared with the previous treatment, the amounts of total assets, total liabilities, and minority interest increased by ¥6,386 million, ¥6,639 million, and ¥995 million, respectively, and total shareholders’ equity decreased by ¥1,247 million. In addition, the amounts of operating revenues, operating income, ordinary income, and income before income taxes and minority interest, and minority interest increased by ¥5,733 million, ¥1,396 million, ¥440 million, and ¥447 million, respectively, and net income for the year ended March 31, 2007 decreased by ¥7 million.
(2)	Application of the Equity Method

The equity method is applied to all affiliates.

1.	Number of affiliates accounted for under the equity method:	10 companies

2.	Names of affiliates accounted for under the equity method:	Nippon Real Estate Rating Services Co., Ltd., STRATEC K.K. (former company name: Sanyo Pacific Investment Advisors Co., Ltd.), SN Co., Ltd., CN Capital Co., Ltd., CN Two Co., Ltd. , Araigumi Co., Ltd., and 4 other companies

3.	The equity method is no longer applied to Shinsei Business Finance Co., Ltd., Chuo Mitsui Finance Service Co., Ltd., Nissin Medical Partners Co., Ltd., and Webcashing.com Co., Ltd. since the Group’s equity interest in Shinsei Business Finance and Chuo Mitsui Finance Service decreased to less than 20%, Nissin Medical Partners completed its liquidation, and all ownership interest in Webcashing.com Co., Ltd. owned by the Group was sold to outside investors, respectively.

4.	Araigumi Co., Ltd. and CN Investments Co., Ltd. became affiliates accounted for under the equity method during the year ended March 31, 2007 since the Group acquired shares of Araigumi and the Group’s interest in CN Investments decreased to less than 50%, respectively. In addition, two other companies became affiliates accounted for under the equity method during the year ended March 31, 2007 due to capital contribution by the group to one company and the new establishment by the Group of the other.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statement for the Year Ended March 31, 2007
(3)	Balance Sheet Dates of Consolidated Subsidiaries

The balance sheet dates of consolidated subsidiaries which are different from the date of the Company’s consolidated balance sheet date are as follows:

Balance Sheet Date	Number of companies	Balance Sheet Date	Number of companies
December 31	23 companies	September 30	1 company
February 28	4 companies	October 31	1 company
June 30	2 companies	November 30	1 company

For the consolidated subsidiaries with a fiscal year end of June 30, September 30, October 31, and November 30, the Group’s consolidated financial statements are prepared by using their provisional settlement of accounts as of December 31, December 31, January 31 and February 28, respectively.

However, when significant transactions occur between the dates described above and the consolidated balance sheet date, adjustments are made in order to report correct consolidated financial position and operating results for the year ended March 31.
(4)	Significant Accounting Policies
1.	Valuation and Computation of Assets
i.	Investment securities

Other securities:
Marketable securities
Market value is determined by the market price at year-end.
(Marketable securities are carried at market value with unrealized gains and losses. The unrealized gains and losses, net of taxes, are reported as a separate component in “SHAREHOLDERS’ EQUITY” as of March 31, 2006 or “NET ASSETS” as of March 31, 2007. Cost of securities sold is computed using the moving average method.)
Non-marketable securities
Cost method, cost being determined by the moving average method.
In addition, with respect to capital contributions to limited partnerships which operate as investment funds or similar organizations, the Group determines the valuation based on the Group’s interest in asset value.
ii.	Derivatives

Market value method

iii.	Inventories

Real estate for sale and real estate under construction for sale in the real estate business
Specific identification method
2.	Depreciation and Amortization of Fixed Assets
i.	Tangible fixed assets

Tangible fixed assets are amortized using the declining balance method. However, depreciation of buildings newly acquired after April 1, 1998, excluding building improvements, is computed using the straight-line method.
Depreciation of assets held for leases is computed using the straight-line method over the lease term with the estimated fair value of the leased property at the end of the lease term as residual value.
In addition, additional depreciation expense is charged to provide for disposal losses on assets held for leases that could occur due to uncollectible lease payments.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statement for the Year Ended March 31, 2007
ii.	Intangible fixed assets

Internal-use software costs are amortized using the straight-line method over 5 years, which is the estimated useful life.

iii.	Long-term prepaid expenses

Long-term prepaid expenses are amortized using the straight-line method.
3.	Allowance for Loan Losses and Accrued Expenses
i.	Allowance for loan losses

Allowance for loan losses is maintained at a level that, in management’s judgment, is adequate to provide for the amount of loan losses. It is calculated by applying a percentage derived from past collection experience to general loans, and by individually estimating uncollectible amounts with respect to certain doubtful loans.

ii.	Accrued bonuses for employees

Accrued bonuses for employees are provided for the payment of employees’ bonuses based on estimated amounts of future payments attributable to the corresponding period.

iii.	Accrued bonuses for directors

Accrued bonuses for directors are provided for the payment of director’s bonuses based on estimated amounts of future payments attributable to the corresponding period.

(Change in accounting policy)
Regarding directors’ bonuses, the Group heretofore recognized these amounts as a decrease of unappropriated retained earnings through the approval of a general shareholders’ meeting. However, the Group changed the previous method so that directors’ bonuses are now recognized as expenses as incurred in accordance with ASBJ Statement No.4 “Accounting Standard for Directors’ Bonus” issued on November 29, 2005.

As a result of this change in accounting policy, compared with the previous method, the amount of “Provision for accrued bonuses for directors” included in “Selling, General and Administrative Expenses” for the year ended March 31, 2007 was increased by ¥81 million. Consequently, operating income, ordinary income, and income before income taxes and minority interest for the year ended March 31, 2007 was decreased by the same amount, respectively.
iv.	Reserve for guarantee losses

Reserve for guarantee losses is maintained at a level that is adequate to provide for estimated probable guarantee losses as of March 31, 2007.

v.	Reserve for losses on excess interest repayments

Reserve for losses on excess interest repayments are provided, in order to prepare for refund claims for excess interest repayments from borrowers, at an amount based on a reasonable estimation taking into account past experience and current conditions.

In addition, ¥5,212 million is included in allowance for loan losses as of March 31, 2007, in order to prepare for refund claims from borrowers for repayments of interest in excess of the prescribed rate stipulated by the Interest Rate Restriction Law. This amount is based on a reasonable estimation taking into account past experience and current conditions.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statement for the Year Ended March 31, 2007
(Additional information)
For the year ended March 31, 2007, in connection with the announcement of “Audit Treatment of Reserve for Losses on Excess Interest Repayment Claims in Consumer Finance Companies” (industry specification committee report No. 37 issued by the Japanese Institute of Certified Public Accountants on October 13, 2006), the Group reviewed the previous method for estimation of reserve for losses on excess interest repayments and allowance for loan losses taking into account the recent status of excess interest repayment-related costs. As a result, the Group recorded an adjustment to estimated excess interest repayment-related costs of ¥7,077 million as a special loss, representing the difference between the amount estimated under the previous method and the amount newly estimated as a result of the Group’s review.

The amount of adjustment to estimated excess interest repayment-related costs consists of ¥3,499 million for provision for excess interest repayments and ¥3,577 million for provision for loan losses.

In addition, regarding reserve for losses on excess interest repayments, the entire amount is recorded as long-term liabilities as the Group cannot accurately calculate the amount of that will be used in any one year.
vi.	Accrued retirement benefits for directors

Accrued retirement benefits of the Group’s directors are provided at the amount which would have been required if all directors had terminated their services as of balance sheet date. These amounts are determined in accordance with the Group’s internal rules.

vii.	Reserve for securities transactions

The amount of reserve for securities transactions is computed as required by the “Cabinet Office Ordinance Concerning Securities Companies”, Ordinance No. 35, pursuant to the Japanese Securities and Exchange Law, Regulation 51, in order to provide for losses on securities transactions in a consolidated subsidiary’s securities business operations.
4.	Foreign Currency Translations

Receivables and payables denominated in foreign currencies are translated into yen at the rates of exchange in effect as of the balance sheet date, and differences arising from the translation are included in the statement of income.

The assets and liabilities of foreign consolidated subsidiaries are translated into yen at the rates of exchange in effect as of the balance sheet date. Revenue and expense accounts are translated at the average rate of exchange in effect during the fiscal year. Translation adjustments are presented as a separate component in “SHAREHOLDERS’ EQUITY” as of March 31, 2006 or “NET ASSETS” as of March 31, 2007.

5.	Accounting for Lease Transactions

Finance leases, except leases for which the ownership of the leased assets is considered to be transferred to the lessee, are accounted for in the same manner as operating leases.

6.	Hedging Activities
i.	Accounting for hedging activities

Deferred hedge accounting has been adopted.

ii.	Hedge instruments and hedge items
•	Hedge instruments
Interest rate swaps

•	Hedge items
Cash flow hedge for interest on borrowing with variable rates
iii.	Hedging policy

The Group utilizes derivative financial instruments in order to reduce its exposure to fluctuations in interest rates on variable rate borrowings.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statement for the Year Ended March 31, 2007
iv.	Evaluation of hedge effectiveness

The Group determines the effectiveness of its hedging transactions based on the correlation between indicated rates of the hedge instruments and those of the hedge items.
7.	Other Significant Accounting Policies for the Preparation of Consolidated Financial Statements
i.	Interest income from notes and loans receivable

Interest income from notes and loans receivable is recognized on an accrual basis.

However, accrued interest income is recognized at the lower of the contractual interest rate or the restricted rate stipulated by the Interest Rate Restriction Law in Japan.

ii.	Revenue from purchased loans and costs of purchased loans collected

Revenue from purchased loans is recognized using the collection amount at the time of collection of such loans.

With respect to the costs of purchased loans collected, for those purchased loans for which the Group can reasonably estimate the expected timing and amount of cash flows, the principal portion of the collection amount is recognized as cost, and for those purchased loans for which the Group can not reasonably estimate the expected timing and amount of cash flows, the collection amount is first recognized as cost until it is fully recovered.

iii.	Accounting treatment of consumption taxes

Consumption taxes are excluded from transaction amounts.

Consumption taxes not subject to the exclusion are treated as expense for the corresponding period.
(5)	Evaluation of Assets and Liabilities of Consolidated Subsidiaries

The fair market value method is used to reflect the acquisitions of consolidated subsidiaries.

(6)	Amortization of Goodwill

There is no goodwill for the year ended March 31, 2007.

(7)	Cash and Cash Equivalents Stated in Consolidated Statements of Cash Flows

Cash and cash equivalents in Consolidated Statements of Cash Flows include cash on hand, highly liquid deposits in banks and short-term investments with negligible risk of fluctuation in value and maturities of three months or less.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statement for the Year Ended March 31, 2007
7)	Changes in Significant Items Relating to the Preparation of Consolidated Financial Statements
(1)	Changes in Accounting Treatment

(Presentation of Net Assets in the Consolidated Balance Sheets)
Beginning with the year ended March 31, 2007, the Group adopted ASBJ Statement No.5 “Accounting Standards for Presentation of Net Assets in the Balance Sheet” and ASBJ Guidance No.8 “Guidance on Accounting Standards for Presentation of Net Assets in the Balance Sheet,” both of which were issued on December 9, 2005.

This adoption had no impact on profit and loss for the year ended March 31, 2007.

The total amount of shareholders’ equity calculated using the previous presentation method was ¥82,664 million.

According to revisions to the “Regulation concerning Terminology, Forms and Methods of Preparation of the Consolidated Financial Statements (the “CFS Regulation”),” the Group prepared its financial statements as of and for the year ended March 31, 2007 based on the revised CFS Regulation.
(Accounting Standard for Share-based Payments)
Beginning with the year ended March 31, 2007, the Group adopted ASBJ Statement No. 8 “Accounting Standard for Share-based Payments” issued on December 27, 2005 and ASBJ Guidance No.11 “Guidance on Accounting Standard for Share-based Payments” issued on May 31, 2006.

As a result of this change, the amounts of operating income and ordinary income each decreased by ¥120 million, and income before income taxes and minority interest for the year ended March 31, 2007 decreased by ¥114 million, respectively.

The effect on segment information is described in the corresponding section.
(Accounting Treatment for Deferred Assets)
On August 11, 2006, the ASBJ issued PITF No. 19, “Accounting Treatments for Deferred Assets,” and the Group adopted this PITF No. 19 effective on April 1, 2006.

As a result of this adoption, the Group presented all direct expenses incurred related to the issuance of stock as “Stock issuance-related costs” in “Other expenses” for the year ended March 31, 2007, instead of as “Stock issuance costs” in “Other expenses” for the year ended March 31, 2006.

This adoption had no impact on profit and loss for the year ended March 31, 2007.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statement for the Year Ended March 31, 2007
(2)	Changes in Presentation

(Consolidated Balance Sheets)
“Real estate for sale in loan servicing” and “Real estate for sale and real estate under construction for sale in the real estate business,” both of which had been included in “Other” of current assets for the year ended March 31, 2006, were presented separately beginning with the year ended March 31, 2007, as these amounts became significant for financial reporting purposes. The amounts of “Real estate for sale in loan servicing” and “Real estate for sale and real estate under construction for sale in the real estate business” for the year ended March 31, 2006 were ¥6,126 million and ¥9,107 million, respectively.
(Consolidated Statements of income)
The Group’s consolidated statements of income were presented heretofore in accordance with the revised “Form of Standard Financial Statements of Income in the Consumer Finance Business” issued by the Federation of Moneylenders Association of Japan on May 10, 2001; however, the Group has detemined that such presentation no longer properly reflects the Group’s operating results, as the Group is diversifying its business and the proportion of interest income from consumer loans to total operating revenues has decreased.

As a result, the Group has changed the presentation of its consolidated statement of income to be conformity with the standard format of consolidated statements of income in order to reflect its current business operations.

For the purpose of clear presentation, reclassification has been made retroactively for the consolidated statement of income for the year ended March 31, 2006.

The presentation based on the previous standard is as follows:

	Year Ended March 31,
	2006		2007		Change
		Percentage		Percentage
		of Total		of Total
		Operating		Operating
	Amount	Revenues	Amount	Revenues	Amount	Percentage

	(In millions except percentages)
Operating Revenues:
Interest income from notes and loans receivable	¥28,846		¥31,005
Revenue from purchased loans	11,921		18,856
Other financial income	13		761
Other operating income	20,209		37,528

Total operating revenues	60,991	100.0%	88,152	100.0%	¥27,160	44.5%
Operating Expenses:
Financial costs	2,424		3,534
Costs of purchased loans collected	6,962		12,867
Other operating expenses	38,820		61,315

Total operating expenses	48,207	79.0	77,717	88.2	29,509	61.2

Operating Income	¥12,784	21.0%	¥10,435	11.8%	¥(2,349)	(18.4)%

(Consolidated Statements of Cash Flows)

With respect to cash flows from operating activities, “Increase in real estate for sale in loan servicing, net” and “Increase in real estate for sale and real estate under construction for sale in the real estate business, net”, both of which had been included in “Other” for the year ended March 31, 2006, were presented separately beginning with the year ended March 31, 2007, as these amounts became significant for financial reporting purposes. The amounts of “Increase in real estate for sale in loan servicing, net” and “Increase in real estate for sale and real estate under construction for sale in the real estate business, net” for the year ended March 31, 2006 were ¥5,093 million and ¥8,638 million, respectively.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statement for the Year Ended March 31, 2007
8)	Notes to Consolidated Financial Statements

Segment Information
1.	Business Segment Information

Business segment information for the year ended March 31, 2006 is as follows:

	Year Ended March 31, 2006
	Integrated
	Financial	Loan	Real Estate	Other
	Services	Servicing	Business	Businesses	Total	Eliminations	Consolidated

	(In millions)
I. Operating revenues and operating income (losses)
Operating revenues:
(1) Operating revenues from third parties	¥40,127	¥17,644	¥2,976	¥243	¥60,991	¥—	¥60,991
(2) Operating revenues from inter-segment sales or transfers	155	97	62	163	478	(478)	—

Total operating revenues	40,282	17,741	3,038	406	61,470	(478)	60,991

Operating expenses	33,113	12,746	2,848	468	49,177	(970)	48,207

Operating income (losses)	7,169	4,994	189	(61)	12,292	491	12,784

II. Assets, depreciation and amortization, and capital expenditures
Assets	312,967	40,903	15,358	243	369,471	(18,610)	350,861
Depreciation and amortization	1,405	6	2	2	1,417	—	1,417
Capital expenditures	3,310	12	13	38	3,373	—	3,373

Business segment information for the year ended March 31, 2007 is as follows:

	Year Ended March 31, 2007
	Integrated
	Financial	Loan	Real Estate	Other
	Services	Servicing	Business	Businesses	Total	Eliminations	Consolidated

	(In millions)
I. Operating revenues and operating income (losses)
Operating revenues:
(1) Operating revenues from third parties	¥46,144	¥31,754	¥10,008	¥245	¥88,152	¥—	¥88,152
(2) Operating revenues from inter-segment sales or transfers	195	72	30	62	360	(360)	—

Total operating revenues	46,340	31,827	10,038	307	88,513	(360)	88,152

Operating expenses	45,590	25,641	6,957	712	78,901	(1,184)	77,717

Operating income (losses)	749	6,185	3,081	(404)	9,611	823	10,435

II. Assets, depreciation and amortization, and capital expenditures
Assets	342,497	62,470	34,084	3,565	442,618	(38,737)	403,880
Depreciation and amortization	1,929	7	6	9	1,954	—	1,954
Losses on impairment of fixed assets	131	—	—	—	131	—	131
Capital expenditures	3,631	15	1,619	3	5,269	—	5,269

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statement for the Year Ended March 31, 2007

Notes: 1.	Classification of business segments
Business segments are classified by taking into consideration similarities in the type and nature of businesses and operating transactions.

2.	Main descriptions of each business segment
	(1) Integrated Financial Services:	Provider of loan products to individuals, including consumers, small business owners and sole proprietors
Provider of leases, etc.
Provider of guarantee services
Securities business
	(2) Loan Servicing:	Management, collection, acquisition, and investment in specific money claims
	(3) Real Estate Business:	Real estate transaction
Real estate development
Asset management
	(4) Other Businesses:	Business owner support services
Agent for life or non-life insurance companies, etc.

3.	Changes in business segment
“Real estate business,” which was included in “Other businesses” heretofore, is now disclosed as a separate segment for financial reporting purposes, beginning from the year ended March 31, 2007, due to an increase in its significance.
In addition, segment information for the year ended March 31, 2006 was prepared based on the same classification as that of the year ended March 31, 2007 for the purpose of clear presentation.
2.	Geographical Segment Information

Geographical segment information is omitted for the year ended March 31, 2006 and 2007, as domestic operating revenues and assets accounted for more than 90% of the total operating revenues and the total assets, respectively, for all segments during the corresponding years.

3.	Overseas Operating Revenues

Overseas operating revenues information is omitted for the year ended March 31, 2006 and 2007, as overseas operating revenues accounted for less than 10% of the total operating revenues during the corresponding years.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statement for the Year Ended March 31, 2007
Per Share Data

	Year Ended March 31,
	2006	2007

	(In yen)
Consolidated:
Net assets per share	¥58.35	¥29.01
Net income per share:
Basic	6.91	0.00
Diluted	6.50	0.00

Notes: 1.	The basis for calculation of the amounts presented above:

(1) Net assets per share

	March 31,
	2006	2007

	(In millions)
Net assets	¥—	¥86,747
Net assets attributable to common stock	—	82,664
Differences between net assets and net assets attributable to common stock:
Stock acquisition rights	—	114
Minority interest	—	3,968

	March 31,
	2006	2007

	(In thousands of shares)
Number of issued shares	—	2,917,887
Number of treasury stock	—	68,348
Number of shares for the calculation of net assets per share	—	2,849,538

(2) Basic and diluted net income per share

	Year Ended March 31,
	2006	2007

	(In millions)
Net income	¥9,033	¥8
Net income attributable to common stock	8,935	8
Amounts not attributable to common shareholders:
Directors’ bonuses (through appropriation of retained earnings)	97	—
Adjustments to net income for the calculation of diluted net income per share:	29	(6)
Interest payments, net of taxes	57	—
Losses on change in equity interest as a result of exercise of stock acquisition rights of subsidiaries	(28)	(6)

	Year Ended March 31,
	2006	2007

	(In thousands of shares)
Weighted-average number of outstanding shares	1,292,467	2,818,487
Shares with dilutive effect:	86,948	11,451
Convertible bonds	69,012	—
Stock acquisition rights	17,936	11,451

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statement for the Year Ended March 31, 2007
In addition, shares without dilutive effect which are not reflected in the calculation of diluted net income (losses) per share for the years ended March 31, 2006 and 2007 are as follows:

Year Ended March 31,
	2006	2007

Type	Stock acquisition rights	—
Special resolution date	June 22, 2005	—
Number of stock acquisition rights (units)	4,800 units	—

2.	Stock split
(April 1, 2005 ~ March 31, 2006)

On May 20, 2005 and November 18, 2005, the Company completed a 1.2-for-1 stock split and a 2-for-1 stock split, respectively. If these stock splits are deemed to have occurred on April 1, 2004, per share data for the year ended March 31, 2005 are adjusted retroactively as follows:

Year Ended March 31, 2005

(In yen)
Shareholders’ equity per share	¥52.96
Net income per share:
Basic	5.28
Diluted	4.80

(April 1, 2006 ~ March 31, 2007)

On April 1, 2006 the Company completed a 2-for-1 stock split. If the stock split is deemed to have occurred on April 1, 2005, per share data for the year ended March 31, 2006 are adjusted retroactively as follows:

Year Ended March 31, 2006

(In yen)
Shareholders’ equity per share	¥29.18
Net income per share:
Basic	3.46
Diluted	3.25

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statement for the Year Ended March 31, 2007
Significant Subsequent Events
(April 1, 2005 ~ March 31, 2006)
1.	On December 20, 2005, the Board of Directors approved a stock split as follows:

1) Stock split method:	2-for-1 stock split for all shares owned by the shareholders of record on March 31, 2006
2) Type of shares subject to be issued:	Common stock
3) Increase in the number of shares:	1,406,470,644 shares
4) Stock split date:	April 1, 2006
5) Dividend paid for the period from:	April 1, 2006

If the stock split is deemed to have occurred on April 1, 2004, per share data are adjusted retroactively as follows:

	Year Ended March 31,
	2005	2006

	(In yen)
Shareholders’ equity per share	¥26.48	¥29.18
Net income per share:
Basic	2.64	3.46
Diluted	2.40	3.25

2.	On May 25, 2006, the Board of Directors approved the issuance of new shares through a third-party allotment as follows:

(1) Number of new shares issued:	86,021,600 shares of common stock
(2) Issued price of the new share:	¥93 per share
(3) Total paid-in amount:	¥8,000 million
(4) Amount to be credited to common stock:	¥47 per share
(5) Total amount to be credited to common stock:	¥4,043 million
(6) Offering date:	June 12, 2006
(7) Payment date:	June 12, 2006
(8) Dividend paid for the year from:	April 1, 2006
(9) Subscriber and number of shares allotted:	Sumitomo Mitsui Banking Corporation (“SMBC”) 86,021,600 shares
(10) Use of proceeds:	Funds for operating activities and business operations
(11) Retention period of the new shares:	Long-term retention as a precondition, taking into consideration relationships with SMBC as well as Sumitomo Mitsui Financial Group, Inc.

(April 1, 2006 ~ March 31, 2007)
None

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Year Ended March 31, 2007
5.	NON-CONSOLIDATED FINANCIAL STATEMENTS

1)	Non-consolidated Balance Sheets

	March 31,
	2006		2007		Change
		Percentage of		Percentage of
	Amount	Total Assets	Amount	Total Assets	Amount

	(In millions except percentages)
ASSETS:
Current Assets:
Cash and deposits	¥14,332		¥12,465		¥(1,867)
Notes receivable	166		165		(0)
Loans receivable	215,056		194,824		(20,231)
Compensation of loans receivable	560		1,040		480
Operational investment securities	—		1,099		1,099
Beneficial interest in trust	—		14,830		14,830
Interest receivable	983		1,055		72
Prepaid expenses	354		349		(4)
Deferred tax assets	1,114		1,341		226
Accrued income	54		582		527
Loans to affiliates	5,600		17,900		12,300
Other	1,744		1,494		(249)
Allowance for loan losses	(7,253)		(10,168)		(2,914)

Total Current Assets	232,714	77.4%	236,982	72.3%	4,268

(Continued)

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Year Ended March 31, 2007

	March 31,
	2006		2007		Change
		Percentage of		Percentage of
	Amount	Total Assets	Amount	Total Assets	Amount

(Continued)	(In millions except percentages)
Fixed Assets:
Tangible fixed assets:
Buildings	1,053		1,129
Accumulated depreciation	604		615

	448		514		65

Structures	37		37
Accumulated depreciation	31		32

	5		5		(0)

Equipment	404		516
Accumulated depreciation	241		241

	163		275		112

Land	355		355		—

Total tangible fixed assets	973	0.3	1,150	0.4	176

Intangible fixed assets:
Software	1,882		1,564		(317)
Telephone rights	130		130		—
Other	—		78		78

Total intangible fixed assets	2,013	0.7	1,774	0.5	(239)

Investments and other assets:
Investment securities	28,309		24,353		(3,956)
Investment in affiliates	7,627		9,734		2,106
Other investment in affiliates	—		1,199		1,199
Capital contributions	30		2,004		1,973
Investment in affiliates (other)	2,210		6,878		4,668
Loans to affiliates	24,853		37,833		12,980
Long-term loans to employees	177		253		76
Bankrupt and delinquent loans receivable	4,251		7,624		3,373
Long-term prepaid expenses	50		60		10
Deferred tax assets	—		3,499		3,499
Long-term deposits	490		492		1
Other	860		1,000		140
Allowance for loan losses	(3,847)		(6,949)		(3,101)

Total investments and other assets	65,013	21.6	87,984	26.8	22,970

Total Fixed Assets	68,000	22.6	90,909	27.7	22,908

Total Assets	¥300,715	100.0%	¥327,891	100.0%	¥27,176

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Year Ended March 31, 2007

	March 31,
	2006		2007		Change
		Percentage of		Percentage of
		Total Liabilities		Total Liabilities
		and		and
		Shareholders’		Shareholders’
	Amount	Equity	Amount	Equity	Amount

	(In millions except percentages)
LIABILITIES:
Current Liabilities:
Short-term borrowings	¥19,700		¥47,984		¥28,284
Current portion of long-term borrowings	47,679		62,984		15,305
Current portion of bonds	1,800		8,300		6,500
Current portion of convertible bonds	822		—		(822)
Commercial paper	30,000		27,100		(2,900)
Other payable	629		922		292
Accrued expenses	322		430		108
Accrued income taxes	4,338		715		(3,622)
Deposits received	4,650		1,808		(2,842)
Unearned income	69		39		(30)
Accrued bonuses for employees	640		520		(120)
Accrued bonuses for directors	—		53		53
Reserve for guarantee losses	609		970		361
Reserve for losses on excess interest repayments	540		—		(540)
Other	220		237		16

Total Current Liabilities	112,020	37.2%	152,064	46.4%	40,043

Long-term Liabilities:
Bonds	26,200		32,900		6,700
Long-term borrowings	64,142		32,156		(31,986)
Asset-backed securities	21,669		26,957		5,287
Deferred tax liabilities	1,535		—		(1,535)
Accrued retirement benefits for directors	330		328		(2)
Reserve for losses on excess interest repayments	—		4,600		4,600
Other	64		65		0

Total Long-term Liabilities	113,941	37.9	97,007	29.6	(16,934)

Total Liabilities	225,962	75.1	249,071	76.0	23,108

SHAREHOLDERS’ EQUITY:
Common Stock	11,848	3.9	—	—	—
Additional Paid-in Capital:
General	14,253		—		—
Other:
Gains on sales of treasury stock	1,266		—		—

Total Additional Paid-in Capital	15,519	5.2	—	—	—
Retained Earnings:
Legal reserve	400		—		—
General reserves:
Dividend reserves	1,000		—
Other	37,900		—

Total general reserves	38,900		—		—
Unappropriated retained earnings	6,742		—		—

Total Retained Earnings	46,043	15.3	—	—	—
Unrealized Gains on Investment Securities	3,173	1.1	—	—	—
Treasury Stock	(1,833)	(0.6)	—	—	—

Total Shareholders’ Equity	74,752	24.9	—	—	—

Total Liabilities and Shareholders’ Equity	¥300,715	100.0%	¥—	—%	¥—

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Year Ended March 31, 2007

	March 31,
	2006		2007		Change
		Percentage of		Percentage of
		Total Liabilities		Total Liabilities
	Amount	and Net Assets	Amount	and Net Assets	Amount

	(In millions except percentages)
NET ASSETS:
Shareholders’ Equity:
Common stock	¥—	—%	¥16,289	5.0%	¥—
Additional paid-in capital
General	—		18,586
Other	—		1,494

Total additional paid-in capital	—	—	20,081	6.1	—
Retained earnings
Legal reserve	—		400
Other retained earnings
Reserve for dividends	—		1,000
Special reserve	—		41,300
Unappropriated retained earnings	—		1,375

Total retained earnings	—	—	44,075	13.4	—
Treasury stock	—	—	(1,565)	(0.5)	—

Total Shareholders’ Equity	—	—	78,881	24.0	—

Valuation and Translation Adjustments:
Unrealized losses on investment securities	—		(61)		—

Total Valuation and Translation Adjustments	—	—	(61)	(0.0)	—

Total Net Assets	—	—	78,820	24.0	—

Total Liabilities and Net Assets	¥—	—%	¥327,891	100.0%	¥—

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Year Ended March 31, 2007
2)	Non-consolidated Statements of Income

	Year Ended March 31,
	2006		2007		Change
		Percentage		Percentage
		of Total		of Total
		Operating		Operating
	Amount	Revenues	Amount	Revenues	Amount	Percentage

	(In millions except percentages)
Operating Revenues:
Interest income from notes and loans receivable	¥28,472		¥28,372
Other financial income	5		700
Other operating income	5,674		7,550

Total Operating Revenues	34,152	100.0%	36,622	100.0%	¥2,470	7.2%

Operating Expenses:
Financial costs	2,382		3,360
Other operating expenses	485		635

Total Operating Expenses	2,868	8.4	3,996	10.9	1,128	39.3

Operating Revenues, net	31,284	91.6	32,626	89.1	1,342	4.3

Selling, General and Administrative Expenses	24,227	70.9	30,729	83.9	6,502	26.8

Operating Income	7,056	20.7	1,896	5.2	(5,160)	(73.1)

Other Income:
Interest income from loans to affiliates	594		1,376
Interest income from securities	1		7
Dividend income	16		64
Dividends received from affiliates	300		2,270
Guarantee fees received from affiliates	20		59
Income from investment funds	306		—
Fees received from stock loaned	74		—
Consignment fees received	—		43
Other	40		32

Total Other Income	1,354	4.0	3,853	10.5	2,498	184.4

Other Expenses:
Stock issuance-related costs	—		159
Stock issuance costs	107		—
Bond issuance costs	92		76
Securitization facility costs	54		471
Syndicated loan borrowing costs	33		—
Provision for loan losses	—		24
Other	13		69

Total Other Expenses	301	0.9	802	2.2	500	165.9

Ordinary Income	8,109	23.8	4,947	13.5	(3,162)	(39.0)

(Continued)

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Year Ended March 31, 2007

	Year Ended March 31,
	2006		2007		Change
		Percentage		Percentage
		of Total		of Total
		Operating		Operating
	Amount	Revenues	Amount	Revenues	Amount	Percentage

(Continued)	(In millions except percentages)
Special Gains:
Gains on sales of investment securities	4,246		1,245
Gains on sales of affiliates	—		399
Special dividends received from affiliates	—		220
Other	—		79

Total Special Gains	4,246	12.4	1,943	5.3	(2,303)	(54.2)

Special Losses:
Losses on sales of fixed assets	0		—
Losses on disposal of fixed assets	14		38
Losses on sales of investment securities	2		105
Impairment of investment securities	337		1,081
Losses on sales of equity interest in affiliates	—		3
Impairment of equity interest in affiliates	27		—
Provision for loan losses	289		—
Adjustment to estimated excess interest repayment-related costs	—		6,919
Penalty for cancellation of lease contracts	9		—

Total Special Losses	681	2.0	8,148	22.2	7,467	—

Income (Losses) Before Income Taxes	11,675	34.2	(1,257)	(3.4)	(12,932)	(110.8)

Income Taxes:
Current	5,398		1,736
Deferred	(667)		(3,059)

Total Income Taxes	4,730	13.9	(1,322)	(3.6)	(6,052)	(128.0)

Net Income	6,944	20.3%	¥64	0.2%	(6,879)	(99.1)%

Retained earnings at beginning of year	1,076				—
Half-year cash dividends paid	1,278				—

Unappropriated Retained Earnings at End of Year	¥6,742				¥—

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Year Ended March 31, 2007
3)	Non-consolidated Statements of Appropriation of Earnings

Year Ended March 31,
2006
Amount

(In millions)
Unappropriated Retained Earnings at End of Year	¥6,742
Appropriations:
Cash dividends	1,503
Directors’ bonuses	74
Of which statutory auditors’ bonuses	(—)
General reserves
Other	3,400

Total Appropriations	4,977

Unappropriated Retained Earnings Carried Forward	¥1,765

Notes: 1.	On December 9, 2005, the Company paid half-year cash dividends in a total amount of ¥1,278 million at ¥2.00 per share.
2.	Dividends for the year ended March 31, 2006 were not paid for the 40,051,037 shares of treasury stock.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Year Ended March 31, 2007
4)	Non-consolidated Statement of Changes in Net Assets

(April 1, 2006 ~ March 31, 2007)

	Shareholders’ Equity
		Additional Paid-in Capital
				Total Additional
	Common Stock	General	Other	Paid-in Capital

	(In millions)
Balance as of March 31, 2006	¥11,848	¥14,253	¥1,266	¥15,519

Changes of items for the year ended March 31, 2007:
Stock issuance	4,440	4,333	—	4,333
Full-year cash dividends (Note)	—	—	—	—
Half-year cash dividends	—	—	—	—
Directors’ bonuses (Note)	—	—	—	—
Funding special reserve (Note)	—	—	—	—
Net income	—	—	—	—
Purchases of treasury stock	—	—	—	—
Sales of treasury stock	—	—	228	228
Net changes of items other than shareholders’ equity	—	—	—	—

Total changes for the year ended March 31, 2007	4,440	4,333	228	4,561

Balance as of March 31, 2007	¥16,289	¥18,586	¥1,494	¥20,081

	Shareholders’ Equity
	Retained Earnings
		General Reserve
				Unappropriated	Total		Total
	Legal	Reserve for	Special	Retained	Retained	Treasury	Shareholders’
	Reserve	Dividends	Reserve	Earnings	Earnings	Stock	Equity

	(In millions)
Balance as of March 31, 2006	¥400	¥1,000	¥37,900	¥6,742	¥46,043	¥(1,833)	¥71,579

Changes of items for the year ended March 31, 2007:
Stock issuance	—	—	—	—	—	—	8,774
Full-year cash dividends (Note)	—	—	—	(1,503)	(1,503)	—	(1,503)
Half-year cash dividends	—	—	—	(455)	(455)	—	(455)
Directors’ bonuses (Note)	—	—	—	(74)	(74)	—	(74)
Funding special reserve (Note)	—	—	3,400	(3,400)	—	—	—
Net income	—	—	—	64	64	—	64
Purchases of treasury stock	—	—	—	—	—	(0)	(0)
Sales of treasury stock	—	—	—	—	—	268	496
Net changes of items other than shareholders’ equity	—	—	—	—	—	—	—

Total changes for the year ended March 31, 2007	—	—	3,400	(5,367)	(1,967)	268	7,302

Balance as of March 31, 2007	¥400	¥1,000	¥41,300	¥1,375	¥44,075	¥(1,565)	¥78,881

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Year Ended March 31, 2007

	Valuation and Translation Adjustments
	Unrealized Gains (Losses)	Total Valuation and
	on Investment Securities	Translation Adjustments	Total Net Assets

	(In millions)
Balance as of March 31, 2006	¥3,173	¥3,173	¥74,752

Changes of items for the year ended March 31, 2007:
Stock issuance	—	—	8,774
Full-year cash dividends (Note)	—	—	(1,503)
Half-year cash dividends	—	—	(455)
Directors’ bonuses (Note)	—	—	(74)
Funding special reserve (Note)	—	—	—
Net income	—	—	64
Purchases of treasury stock	—	—	(0)
Sales of treasury stock	—	—	496
Net changes of items other than shareholders’ equity	(3,235)	(3,235)	(3,235)

Total changes for the year ended March 31, 2007	(3,235)	(3,235)	4,067

Balance as of March 31, 2007	¥(61)	¥(61)	¥78,820

Note:	The amounts of full-year cash dividends, directors’ bonuses, and funding special reserve presented above are items of appropriation of earnings resolved at the 47th Annual Shareholders’ Meeting on June 24, 2006.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Year Ended March 31, 2007
6.	OTHER

Consolidated Operating Results
1.	Operating Revenues by Business Segment

	March 31,
	2006		2007		Change
		Percentage		Percentage
	Amount	of Total	Amount	of Total	Amount	Percentage

	(In millions except percentages)
Integrated Financial Services:
Interest income from notes and loans receivable:
Discount notes receivable	¥85	0.1%	¥209	0.2%	¥123	145.3%
Business owner loans	16,772	27.5	16,379	18.6	(392)	(2.3)
Secured loans	2,875	4.7	7,156	8.1	4,280	148.9
Consumer loans	9,113	15.0	7,260	8.3	(1,852)	(20.3)

Total interest income from notes and loans receivable	28,846	47.3	31,005	35.2	2,159	7.5

Fees received	2,785	4.6	4,068	4.6	1,283	46.1
Guarantee fees received	1,385	2.3	1,880	2.1	494	35.7
Revenue from leases and installment loans	4,450	7.3	5,897	6.7	1,445	32.5
Other	2,658	4.3	3,292	3.7	634	23.9

Total	11,281	18.5	15,139	17.1	3,858	34.2

Sub-total	40,127	65.8	46,144	52.3	6,017	15.0

Loan Servicing:
Revenue from purchased loans	11,921	19.6	18,856	21.4	6,934	58.2
Other	5,722	9.4	12,897	14.6	7,174	125.4

Sub-total	17,644	29.0	31,754	36.0	14,109	80.0

Real Estate Business:
Revenue from sales of real estate	2,832	4.6	8,691	9.9	5,859	206.9
Other	143	0.2	1,316	1.5	1,172	815.5

Sub-total	2,976	4.8	10,008	11.4	7,031	236.3

Other Businesses:
Other	243	0.4	245	0.3	1	0.7

Total	¥60,991	100.0%	¥88,152	100.0%	¥27,160	44.5%

Notes: 1.	Business segments presented above are identical to the business segments presented in “Segment information.” In addition, “Real Estate Business”, which was included in “Other Businesses” heretofore, is now disclosed as a separate segment for financial reporting purposes, beginning with the year ended March 31, 2007, due to an increase in its significance.
2.	Consumption taxes are excluded from the amounts presented above.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Year Ended March 31, 2007
2.	Operating Assets by Business Segment

	March 31,
	2006		2007		Change
		Percentage		Percentage
	Amount	of Total	Amount	of Total	Amount	Percentage

	(In millions except percentages)
Integrated Financial Services:
Notes and loans receivable:
Discount notes receivable	¥2,298	0.9%	¥1,772	0.6%	¥(526)	(22.9)%
Business owner loans	87,589	32.0	75,671	24.6	(11,917)	(13.6)
Secured loans	91,311	33.4	102,623	33.5	11,311	12.4
Consumer loans	43,040	15.7	33,444	10.9	(9,595)	(22.3)

Total notes and loans receivable	224,240	82.0	213,512	69.6	(10,727)	(4.8)

Assets held for finance leases, of which ownership is non-transferable:
Machinery	306	0.1	292	0.1	(13)	(4.5)
Equipment	2,213	0.8	2,685	0.8	472	21.4
Software	358	0.2	477	0.2	118	33.1
Other	53	0.0	41	0.0	(12)	(22.6)

Total assets held for finance leases, of which ownership is non-transferable	2,931	1.1	3,497	1.1	565	19.3

Assets held for operating leases	1,429	0.5	2,094	0.7	665	46.5
Installment loans	4,274	1.6	8,186	2.7	3,911	91.5
Other	1,482	0.5	1,884	0.6	401	27.1

Sub-total	234,359	85.7	229,175	74.7	(5,183)	(2.2)

Loan Servicing:
Purchased loans receivable	24,038	8.8	31,565	10.3	7,526	31.3
Real Estate for sale in loan servicing	6,126	2.2	19,439	6.3	13,313	217.3

Sub-total	30,165	11.0	51,004	16.6	20,839	69.1

Real Estate business:
Real estate for sale and real estate under construction for sale	9,107	3.3	26,598	8.7	17,491	192.1

Sub-total	9,107	3.3	26,598	8.7	17,491	192.1

Total	¥273,631	100.0%	¥306,779	100.0%	¥33,147	12.1%

Notes: 1.	Installment loans represent the amounts of the total installment loans less the amounts of unearned revenue from installment loans.
2.	In addition to those presented above, guaranteed borrowings outstanding in connection with the credit guarantee business in the integrated financial services segment are as follows:

	Year Ended March 31,
	2006	2007	Change
	Amount	Amount	Amount	Percentage

	(In millions except percentages )
Guaranteed borrowings outstanding	¥12,220	¥17,398	¥5,177	42.4%

Note: Guaranteed borrowings outstanding presented above are the amount after deduction of reserve for guarantee losses.

3.	Regarding business segments, “Real Estate Business” is now disclosed as a separate segment for financial reporting purposes, beginning with the year ended March 31, 2007, due to an increase in its significance.
As a result of this change, the balance of “Real estate for sale and real estate under construction for sale in the real estate business” in “Real Estate Business” was added to the previous presentation for the year ended March 31, 2006.

Japanese GAAP
NIS GROUP CO., LTD.
Financial Statements for the Year Ended March 31, 2007
7. CHANGES IN DIRECTORS
     1. Changes in Representative Directors
          None
     2. Changes in Other Directors (To Be Effective as of June 23, 2007)
          (1) Candidate for Director to be newly appointed

New Title	Name	Current Title
Director & Executive Officer		Executive Officer
(Head of Risk Management)	Hidetoshi Sawamura	(Head of Risk Management)
          (2) Candidate for Directors to be promoted

New Title	Name	Current Title
Senior Executive Director & Executive Officer (Head of Investment Banking, Sales & Marketing and Investment Banking Group Manager)	Toshioki Otani	Executive Director & Executive Officer (Head of Investment Banking, Sales & Marketing and Investment Banking Group Manager)
Senior Executive Director & Executive Officer (Head of Strategy & Operations Control)	Akihiro Nojiri	Executive Director & Executive Officer (Head of Strategy & Operations Control)
Senior Executive Director & Executive Officer (Offer-in-Charge East Asia Region)	Yunwei Chen	Executive Director & Executive Officer (Officer-in-Charge East Asia Region)
Executive Director & Executive Officer (Deputy Head of Investment Banking, Sales & Marketing and Real Estate Group Manager)	Katsutoshi Shimizu	Director & Executive Officer (Deputy Head of Investment Banking, Sales & Marketing and Real Estate Group Manager)
          (3) Director to retire

Current Title	Name
Senior Executive Director & Executive Officer	Hitoshi Higaki
          (4) Candidates for Statutory Auditors to be newly appointed

New Title	Name	Current Title
Standing Statutory Auditor	Hitoshi Higaki	Senior Executive Director & Executive Officer
Statutory Auditor	Masaaki Uchino	—
Note: Masaaki Uchino, a candidate for Statutory Auditor to be newly appointed, is eligible to be an outside statutory auditor as defined under section 2-16 of the Corporate Law of Japan.
          (5) Statutory Auditors to retire

Current Title	Name
Standing Statutory Auditor	Yoshiki Kishimura
Statutory Auditor	Isao Narimatsu
Note : Yoshiki Kishimura, a Standing Statutory Auditor to retire, will be appointed as a Corporate Advisor of the Company.